UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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UNITED AMERICAN HEALTHCARE CORPORATION
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UNITED AMERICAN HEALTHCARE CORPORATION 300 River Place Suite 4950 Detroit, MI 48207-5062
June 18, 2010
Dear Fellow Shareholder,
With only days remaining before the June 29, 2010 Annual Meeting, I’d like to focus on the critical choice our shareholders face between moving forward with UAHC’s plan for restoring shareholder value and handing over control of the Company to Strategic Group, a self-interested dissident shareholder group affiliated with Board member Bruce Galloway that owns only 10% of UAHC’s common stock.
What is driving Strategic Group? We believe it is their single-minded desire for control of the Company at the expense of all UAHC shareholders. This has led them to wage a costly proxy challenge that offers NO premium for control and conveniently ignores their small ownership position.
Despite their 10% economic interest in UAHC, they are asking you to:
•	Overlook this fact and give them majority control of the Board — subjecting shareholders to the consequences of their self-serving decisions, and

•	Hand them control of the Company without offering a strong, cohesive strategic plan to create shareholder value over the long term
Given their disregard for basic principles of fairness and good governance, we urge UAHC shareholders to consider this important question: How can Strategic Group’s quest to gain control of UAHC be justified?
A NEW CHAPTER FOR UAHC
We believe the answer to this question is now clearer than ever, given the culmination of UAHC’s intensive efforts to secure a strategic alternative that meets all of the Company’s key investment criteria, including significant revenues, immediate positive EBITDA and long-term growth opportunities.
On June 18, 2010, we announced a major milestone in the history of the Company — UAHC’s acquisition of privately held Pulse Systems, LLC, a leading provider of contract manufacturing services to the medical device industry.
While our pursuit of a strategic alternative was not limited to any specific industry, this acquisition will enable us to build on UAHC’s longstanding commitment to the healthcare industry. One of the most exciting aspects of this combination is the significant long-term growth potential of our combined Company, as well as the new, deeper leadership team we will gain. Herb Bellucci, who is the CEO of the Pulse Systems operation, has more than 30 years experience in the medical device industry. Going forward, we will work with key members of Pulse Systems’ senior management team to grow revenues and build value for all shareholders.
UAHC is successfully positioned to deliver long-term shareholder value. We urge you to vote the WHITE proxy card TODAY.
OUR COMBINED COMPANY
Based in Concord, California, Pulse Systems is focused on providing precision laser-cutting capabilities and the processing of thin-wall tubular metal components, sub-assemblies and implants, particularly in the cardiovascular market. The company generated revenue of $9.4 million for the fiscal year ended Dec. 31, 2009.
Since its founding in 1998, Pulse Systems has built a solid reputation for quality, service and leading-edge technology — strategic assets that we will combine with the resources and institutional knowledge of the UAHC team to continue building the business and pursuing new opportunities in the dynamic medical device industry.
It is important to note that as UAHC’s Board and management team navigated the severe economic conditions and other factors confronting the Company since the end of fiscal 2008, we remained committed to maintaining and growing shareholder value, and made careful decisions aimed at conserving cash and reducing UAHC’s potential liability. This prudent course has now enabled us to achieve this promising strategic alternative for UAHC.

Our acquisition of Pulse Systems comes as conditions are starting to improve on a number of fronts, which we believe will allow our combined Company to achieve our long-term growth objectives. The same commitment to maintaining and growing shareholder value that guided us through the past 18 months will guide us as we chart a course for UAHC’s future.
We are looking forward to sharing more about the exciting evolution and growth of our combined Company in the months ahead. However, now is not the time to allow a dissident shareholder group to halt our momentum and trump the interests of all shareholders with their own self interest. We were appropriately prudent and patient in identifying this opportunity and completing the acquisition of Pulse Systems, and we believe the timing was right to maximize its value for UAHC shareholders.
FACT vs. FICTION
While the primary purpose of my letter is to highlight the Company’s success in implementing our plan for restoring shareholder value and to seek your support for our highly qualified slate of director nominees, it is also important to note that Strategic Group has not hesitated to make false and/or misleading statements in an effort to achieve their self-serving goals.
Here are just a few examples of the assertions they have made in their dispute with the Company:
•	They purport to run a proxy contest for the benefit of all shareholders.

In fact, they are attempting to gain control of the Company despite offering NO control premium and owning only 10% of UAHC. Moreover, it seems unlikely that they would end their self-serving behavior should they succeed in gaining control of the Company.

•	In seeking a “commitment” from the Company to suspend its pursuit of a strategic alternative, Strategic Group suggests it is advocating on behalf of all shareholders.

The Board fundamentally disagrees with Strategic Group regarding what is in the best interests of shareholders, and we believe our acquisition of Pulse Systems will begin to validate our position in the near term. We believe Strategic Group’s narrow focus on immediate cash distribution has been short-sighted. By contrast, the Board and management team have pursued a prudent course focused on restoring long-term value to all shareholders and preserving UAHC’s resources in order to realize the full potential of this enterprise.

•	They complain about “excessive compensation of the Board.”

In fact, the Board agreed to a 50% reduction in per meeting and annual fees effective Jan. 1, 2010, and the fees per meeting and annual fees did not change in fiscal year 2008 or 2009. Any additional director compensation in fiscal 2009 as compared to prior years was because of all the additional meetings related to UAHC’s complex wind down activities and review of strategic alternatives, concluding with the acquisition of Pulse Systems.

•	They portray the Board’s collective experience as a negative.

In fact, the Board’s familiarity with the Company’s history, its current wind down activities of its Medicaid and Medicare services business and the dynamics of the Pulse Systems acquisition, will be helpful to UAHC going forward. It is important to note that the Board currently includes members with diverse backgrounds, skills and experience, including significant executive management, entrepreneurship, finance, accounting and acquisition experience.

•	Strategic Group has asserted that UAHC has failed to preserve its cash.

Nothing could be further from the truth. Despite the false and misleading claims of Strategic Group, our aggressive cash preservation strategy has involved nearly every facet of our operations:
–	Management compensation: The Board obtained voluntary concessions from CEO William C. Brooks, who surrendered a potential $240,000 retention bonus, and from CFO William L. Dennis, who agreed to a reduction in his base salary effective April 1, 2010. Strategic Group’s unfair assertion that management has “virtually no business to run” ignores UAHC’s successful wind down of its Medicaid and Medicare services businesses, our aggressive cost-cutting initiatives and intensive review of numerous strategic opportunities

–	Director fees: the Board agreed to a 50% reduction in per meeting and annual fees effective Jan. 1, 2010, and the fees per meeting and annual fees did not change in fiscal year 2008 or 2009

–	Bonuses: the Board did not award performance bonuses in FY09

–	Sublease: UAHC was able to sublease our Tennessee facility, resulting in cost savings of $0.4 million

–	Workforce reduction: We have reduced our employee headcount by more than 94%, resulting in cost savings of more than $2.6 million

–	Office space: The Company renegotiated our Detroit facility lease, reducing the current cost of the lease to only $4,500 per month, which includes all operating expenses and taxes

–	Earnings conference call: Strategic Group is the only shareholder that has complained about the Board’s decision to suspend the calls — an action driven by the lack of material information to share beyond what is provided in the Company’s earnings releases
It is also noteworthy that in waging its self-serving proxy contest with the Company, Strategic Group is causing the Company to expend significant time, money and resources in the process.

•	They greatly mischaracterize the Voting and Standstill Agreement with St. George.

St. George recently affirmed their support of the Board and management team by entering into a Voting and Standstill Agreement with the Company. St. George is the beneficial owner of approximately 3.4% of the Company’s common stock subsequent to the recent sale of more than 19% of UAHC shares to the Dove Foundation — which together is more than double the ownership position of Strategic Group. The Dove Foundation became a party to the Agreement with the Company and St. George on June 7, 2010. Collectively, the Board and management and other significant shareholders of the Company have a compelling desire and necessary experience to do what is in the best interests of ALL shareholders.

Strategic Group conveniently leaves out key terms of the Agreement, like the Company’s call right and ability at its sole discretion to require St. George to invest $600,000 in the Company. Strategic Group also ignores the many potential benefits derived by the Company from the Agreement, including the time and cost savings of avoiding an expanded proxy contest.

•	They underscore their “concern” regarding UAHC’s future direction.

With regard to Strategic Group’s “concern,” we would point out that the Board and management team is equally concerned, which is why the strategic alternative process was so thorough and took longer than desired. We remained steadfast in the need for an acquisition to satisfy three important criteria and considered all other options, including liquidation and dissolution, to determine what is in the best interests of all shareholders. With the acquisition of Pulse Systems, we believe that we have positioned UAHC to build value for all shareholders.
OUR NOMINEES — THE RIGHT QUALIFICATIONS TO COMPLETE OUR TRANSFORMATION

Our Board slate was assembled based on what UAHC needs to maintain its current momentum and successfully implement our strategic alternative as external conditions improve. This is not the time to reverse course and put UAHC’s progress at risk by creating a divided, immobilized Board, or handing over control of the Company to a self-interested shareholder who owns only 10% of UAHC’s stock. Likewise, our renewed focus on healthcare further underscores the importance of our experienced Board.

The qualifications of our incumbent nominees are outstanding. They include highly qualified and experienced candidates with the diverse perspectives — and complementary financial, operational and managerial skills — that will provide effective and independent oversight and direction to our combined Company. Your Board of Directors is asking you to support the election at the upcoming Annual Meeting of all three of the current directors whose terms expire at this meeting:
•	Tom A. Goss has served as Chairman since November 2008 and a director since 2000. He previously served as Vice Chairman from November 2001 to November 2008. He has been Chairman of Goss LLC, an insurance agency, since November 2000. He also has been Chairman of The Goss Group, Inc., an insurance products and services company, since November 2000, and earlier was a Partner/Advisor of that company since March 1997. He was Chairman of Goss Steel & Processing LLC, a steel processing center, from April 2003 until 2005, when the company was sold. He served as Director of Athletics for The University of Michigan from September 1997 to April 2000.

•	Darrel W. Francis has served as a director since 1998. Mr. Francis has been President of Precision Industrial Service, a full-service flooring company, since June 1999. He also was President of Metropolitan Facility Resources, an office furniture sales and design company, from January 1994 to December 1999. From January 1996 to October 1998, he was President of Advantage Pavilion, Inc., an office furniture sales and design company.

•	Emmet S. Moten, Jr. has served as a director since 1988. Mr. Moten has been the President of Moten Group, a real estate development and consulting firm. From July 1988 to October 1996, he was Vice President of Development for Little Caesar Enterprises, Inc., a national fast food franchise company, and the Detroit Tiger’s Ball Club. Prior to assuming that position, Mr. Moten was Director of the Community & Economic Development Department of the City of Detroit for almost ten years.
THE CHOICE IS CLEAR: VOTE THE WHITE PROXY TODAY

Your vote at the June 29, 2010 Annual Meeting is critical to the future of the Company, to your investment in UAHC, and to halting the challenge brought by Strategic Group in their unmerited attempt to gain control of the Company at the expense of all shareholders.
Supporting UAHC’s ability to MOVE FORWARD means voting FOR:
•	The continued implementation of our plan for restoring shareholder value through a strategic alternative in Pulse Systems that achieves our stated goals of significant revenues, immediate positive EBITDA, and long-term growth opportunities

•	All of your management team and Board’s well-qualified nominees, all of whom have the experience to make the right decisions to continue driving positive momentum in the implementation of our strategic plan
I thank you for your continued support and urge you to sign and return the WHITE proxy card today.

Sincerely,

William Brooks
President and Chief Executive Officer
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
In connection with the UAHC’s Annual Meeting of Shareholders, UAHC has filed a definitive proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by UAHC at the Securities and Exchange Commission’s website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge by directing a request to Investor Relations, United American Healthcare Corporation, 300 River Place Suite 4950, Detroit, Michigan, 48207, telephone: (313) 393-4571, or on UAHC’s website at www.uahc.com.
UAHC, its directors, executive officers and certain other members of its management and employees and other third parties, may be deemed to be participants in the solicitation of proxies from UAHC’s shareholders in connection with the Annual Meeting of Shareholders. Information concerning all of UAHC’s participants in the solicitation is included in the definitive proxy statement relating to the Annual Meeting of Shareholders.